Exhibit 10.1

April 29, 2008

Mr. J. Gordon Smith

Dear Gordon:

This letter agreement (the “Agreement”) confirms certain agreements between you and Asbury Automotive Group, Inc. (“Asbury”) in connection with your departure from Asbury.

Your last day of employment will be the later of May 9, 2008 or the date that Asbury files its report on form 10-Q with the SEC for the first quarter of 2008 (the later of such dates, the “Termination Date”). You will continue to receive your normal compensation and benefits through the Termination Date.

You and Asbury entered into an agreement dated as of April 21, 2003, as amended on December 20, 2006, and further amended and restated on February 28, 2008 (the “2003 Agreement”), setting forth the respective rights and obligations of each party in the event of the termination of your employment under certain circumstances. You and Asbury agree that your departure from Asbury constitutes a termination by Asbury without “cause” (as defined in the 2003 Agreement).

In accordance with the terms of the 2003 Agreement, Asbury will pay you severance pay in the amount of $650,000 and a prorated bonus (35.2%) in the amount of $137,300 (collectively, the “Cash Severance Amount”). The Cash Severance Amount will be subject to required withholding and will be paid in a lump sum within 30 days after the Termination Date; provided, however, that the Cash Severance Amount will not be paid until you have executed and delivered to Asbury a release (the “Release”) as required by the 2003 Agreement, and have not revoked such Release in the seven-day period following execution. The Release is attached as Exhibit A hereto.

As of the Termination Date, you will no longer serve as an officer of Asbury or as an officer or director of any Asbury subsidiary or affiliate. Upon Asbury’s request, you will sign and deliver letters required to effect your resignation from such positions.

Until 6/30/2009, unless the coverage is terminated pursuant to the terms of the 2003 Agreement prior to such date, you will be entitled to continue to participate, at the same level of coverage and contribution in effect immediately prior to the Termination Date, in any Asbury health, dental, disability and life insurance plans, as may be amended from time to time, in which you were participating immediately prior to the Termination Date (the “Continued Benefits Coverage”). Under the 2003 Agreement, you are required to notify the Vice President, Human Resources promptly after you obtain other employment providing such benefit coverage, and your Continued Benefits Coverage under such Asbury plans will terminate 30 days thereafter. At your option, COBRA coverage will be available to you, as provided by Asbury policy, at the termination of the Continued Benefits Coverage provided herein.

As a condition of receiving the compensation and benefits described above (collectively, the “Separation Benefits”), you will execute and deliver the Release. You will have a minimum of 21 days to consider the Release before execution, and the right to revoke the Release during the seven-day period after it has been signed. In addition to the Separation Benefits provided in accordance with the 2003 Agreement, subject to your execution and delivery and non-revocation of the Release, you will be provided the following enhancements to your Cash Severance Amount and Continued Benefits Coverage:

1.

Your vested stock options set forth on Exhibit B, which would otherwise expire 90 days following the Termination Date, will remain exercisable for an additional 2 years through and including the second anniversary of the 90th day following the Termination Date.

2.	Your unvested restricted shares set forth on Exhibit B, which would otherwise be cancelled on your Termination Date, will become vested on your Termination Date. You will be issued net shares and all applicable taxes will be withheld.

3.	Your 2006 and 2007 unvested performance units set forth on Exhibit B, which would otherwise be cancelled on your Termination Date, will continue to vest until the date upon which you would otherwise have received payment pursuant to the grant, as if you had remained actively employed with Asbury through such payment date. On such date, you will receive the same percentage of your target number of performance units as other participants receive with respect to their respective performance unit grants.

4.	You will also receive an additional cash payment of $140,000. This payment will be made to you in a lump sum no later than July 1, 2008.

You hereby acknowledge and agree that the Additional Benefits exceed the benefits to which you would otherwise be entitled upon termination of your employment and are given by Asbury in consideration of the Release and the provisions outlined below:

1.	You agree to continue to perform and fully discharge your duties as Senior Vice President and Chief Financial Officer of Asbury through and including the Termination Date.

2.	You agree to cooperate with and lend reasonable assistance to Asbury, on such dates, at such times, and in such locations as Asbury may reasonably request from time to time, concerning all current and future litigation, including case preparation, discovery, deposition, and trial testimony. In addition, you agree to consult with Asbury, on such dates, at such times, and in such locations as Asbury may reasonably request from time to time, on matters relating to your areas of responsibility while Senior Vice President and Chief Financial Officer of Asbury. For the avoidance of doubt, no compensation or benefits (other than the Additional Benefits) shall be payable for such cooperation, assistance or consultation; provided that you shall be entitled to reimbursement for reasonable and documented travel or business expenses, in accordance with Asbury’s expense reimbursement policy, as in effect from time to time, in each case as reasonably incurred by you in connection with such cooperation, assistance or consultation.

3.

You and Asbury each agree that neither party hereto will communicate (whether orally or in writing) in a disparaging or defamatory manner regarding the other party hereto, including with respect to, but not limited to, your employment with Asbury and the termination of such employment or the business strategies, operations, prospects, products, practices or conduct of Asbury or its directors, officers, senior management, region Chief Executive Officers, agents, representatives, stockholders or affiliates. For purposes of this paragraph, Asbury’s obligations are limited to communications by the current members of its Board of Directors, its Named Executive Officers and region Chief Executive Officers. Any request for employment references should be directed to Charles Oglesby, Chief Executive Officer, Asbury Automotive Group, 622 Third Avenue, 37 th Floor, New York, NY 10017. Notwithstanding anything herein to the contrary, the provisions of this paragraph shall survive termination of this Agreement.

In accordance with the Older Worker Benefit Protection Act, I am required to advise you to consult with an attorney to the extent you desire regarding the terms of the Release. The Separation Benefits and Additional Benefits described above will commence only after you have returned the signed Release to me and the seven-day revocation period has expired.

Asbury shall be entitled to withhold from any amounts payable hereunder (or under any other agreements or instruments contemplated hereby or referred to herein, including, without limitation, the 2003 Agreement and the award agreements relating to the equity grants set forth on Exhibit B), any federal, state, local or other applicable withholding or other taxes or charges which Asbury is required to withhold. Asbury shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

You hereby acknowledge and agree that you remain bound by the provisions of the 2003 Agreement, including, without limitation, relating to non-competition, non-disclosure and non-solicitation. Notwithstanding anything to the contrary in this Agreement, the 2003 Agreement or otherwise, you further acknowledge and agree that Asbury shall make no other payments and shall provide no other benefits to, or with respect to, you or your employment with Asbury, and shall have no other obligations to you, except as described in this Agreement. If you have any questions regarding your severance arrangements please contact me. Please indicate your acceptance of the terms and provisions of this Agreement by signing both copies of this Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Agreement in its entirety, fully understand and agree to its terms and provisions, and intend and agree that it be final and legally binding on you and Asbury.

Sincerely,

/s/ Philip R. Johnson
Phillip R. Johnson
Vice President of Asbury Automotive Group, Inc.

Acknowledged and agreed as of the date first above written:

/s/ J. Gordon Smith
J. Gordon Smith

Exhibit “A”

GENERAL RELEASE

This General Release (this “General Release”) is entered into between the undersigned employee, J. Gordon Smith (“you” or “your”) and Asbury Automotive Group, Inc. (the “Company”), 622 Third Avenue, 37th Floor, New York, NY 10017.

In consideration of the mutual promises contained in this General Release, the 2003 Agreement and the Letter Agreement (as defined below), you and the Company agree to the following:

1.	Your employment with the Company terminated effective on May 9, 2008 (“Date of Termination”).

2.	Subject to the conditions described below, the Company will pay you the severance benefits (the “Separation Benefits”) provided for in Section 1 of that certain agreement between you and the Company, dated as of April 21, 2003, as amended December 20, 2006, and further amended and restated on February 28, 2008 (the “2003 Agreement”), setting forth the respective rights and obligations of each party in the event of the termination of your employment and the “Additional Benefits” provided for in the letter agreement dated April 29, 2008, between you and the Company relating to your termination (the “Letter Agreement”).

3.

You hereby agree for yourself, your spouse and child or children (if any), and your heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to release, discharge, indemnify and hold harmless forever the Company, and any of its past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which you are or have been a participant by virtue of your employment with the Company (collectively, the “Releasees”), from any and all actions, causes of action, contracts, claims, demands, debts, accounts, judgments, rights, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibilities and liabilities of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, whether known or unknown, asserted or unasserted, suspected or unsuspected, which you, your spouse and child or children (if any), or your heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors or assigns, ever had, now have or hereafter may have, against such Releasees based on any events or circumstances arising or occurring on or prior to the date this release (the “General Release”) is executed, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (a) your employment relationship with the Company, the terms and conditions of your employment relationship, and the termination of that employment or (b) your status at any time as a holder of any securities of the Company, and any and all rights or claims arising under federal, state or local laws, executive orders, ordinances, or regulations, including, without limitation, claims for wrongful discharge, infliction of emotional distress, interference with contract or economic relations, breach of any express or implied contract or covenant of good faith and fair dealing, fraud, misrepresentation, defamation, any tort, common law or contract claim, claims of any kind that may be brought in any court or administrative agency, and claims under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Fair Labor Standards Act, which governs wages and other terms and conditions of employment; the Americans with Disabilities Act, which prohibits discrimination against persons with disabilities; the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Human Rights Laws of the State and City of New York (or any similar state or local law applicable to you); the Securities Act of 1933; the Securities Exchange Act of 1934; the Sarbanes-Oxley Act; and similar state or local statutes, ordinances, and regulations. This General Release shall not apply to your entitlements hereunder or under the 2003 Agreement or Letter Agreement, to any right you may have to any benefits already vested under any Company benefits plan in which you participated or to any rights you may have to indemnification or liability insurance under any of the Company’s plans or policies.

4.	You hereby recognize and reaffirm the promises and obligations contained (i) in Sections 4, 5 and 6 of the 2003 Agreement with respect to your covenants relating to your non-competition, non-solicitation and non-disclosure of confidential information, (ii) the Letter Agreement, and (iii) the Asbury Automotive Group Code of Business Conduct and Ethics for Directors, Officers and Employees.

5.	You acknowledge that you have been given a period of twenty-one (21) days to review and consider this General Release and the Letter Agreement before signing. You understand that you may use as much of this twenty-one (21) day period as you wish prior to signing.

6.	You acknowledge and understand that you have had the right and opportunity to discuss all aspects of this General Release and the Letter Agreement with your private attorney and that you have been strongly encouraged to do so before signing these documents. You represent that you have carefully read and fully understand all of the provisions of this General Release and the Letter Agreement, and that you are voluntarily entering into them. . This General Release and the Letter Agreement constitute an offer that will expire if you do not execute such documents during the 21-day period.

7.

You may revoke this General Release and the Letter Agreement within seven (7) days of your signing. Revocation can be made by delivering a written notice of revocation to Philip Johnson, Asbury Automotive Group, 622 Third Avenue, 37th Floor, New York, NY 10017. For this revocation to be effective, written notice must be received by Philip Johnson no later than the close of business on the seventh day after you sign this Agreement. If you revoke this General Release and the Letter Agreement, they will not be effective or enforceable and you will not receive the Separation Benefits or the Additional Benefits described in the Letter Agreement or 2003 Agreement.

8.	You hereby waive any right or claim you may have to employment, re-employment or reinstatement with the Company or any other party named in the General Release.

9.	It is expressly understood that there is no other agreement or understanding between you and the Company pertaining to the termination of your employment with the Company or the Company’s obligations to you with respect to such termination, except as set forth in this General Release, the Letter Agreement and the 2003 Agreement.

10.	Any controversy or claim arising out of or relating to your employment with the Company, the termination of your employment, this General Release, the 2003 Agreement or the Letter Agreement, or its or their breach, shall be finally settled by binding arbitration in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association before an arbitrator (who shall be an attorney with at least ten years’ experience in employment law) mutually agreed to by the parties, in or near the city where the Company maintains its corporate headquarters at the time of the dispute. You and the Company agree that any judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

11.	If any provision of this General Release, the 2003 Agreement or Letter Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

PLEASE READ CAREFULLY. CAREFULLY CONSIDER ALL PROVISIONS OF THIS AGREEMENT BEFORE SIGNING IT. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Asbury Automotive Group, Inc.	Employee:

By:

Dated:	Dated:

Exhibit “B”

Stock Options

Grant date	Number of Vested Options	Strike price
11/10/2003	100,000	$16.76
6/7/2004	35,800	$14.33

Restricted Shares

Grant Date	Number of unvested restricted shares
5/4/2007	6,667
2/6/2008	15,000

Performance Units

Grant Date	Target number of performance units	Vesting date
10/23/2006	20,000	Q1 2009
2/22/2007	20,000	Q1 2010